Exhibit (d)(4)(i)

Schedule A to

Sub-Advisory Agreement

Amended as of September 30, 2011

(to add Ashmore Emerging Markets Small-Cap Equity Fund)

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)
Ashmore Emerging Markets Equity Fund	0.92%
Ashmore Emerging Markets Small-Cap Equity Fund	1.20%

Dated as of: September 30, 2011

[signature page follows]

[Schedule A to Sub-Advisory Agreement]

IN WITNESS WHEREOF, ASHMORE INVESTMENT MANAGEMENT LIMITED and ASHMORE EMM, L.L.C. have each caused this amended Schedule A to the Sub-Advisory Agreement to be signed on its behalf by its duly authorized representative, as of the date hereof.

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:
Name:
Title:

ASHMORE EMM, L.L.C.

By:
Name:
Title:

Date: September 30, 2011

[Schedule A to Sub-Advisory Agreement]